2026 Warner Bros. Discovery
INCENTIVE COMPENSATION PROGRAM

ELIGIBILITY AND TERMS

Employees of Warner Bros. Discovery or a Participating Subsidiary (“the Company”) who are classified as regular full-time employees of the Company are eligible to participate in the annual Incentive Compensation Program (the “ICP”), subject to the discretion of management. Eligibility for part-time, less-than-full time and temporary employees of the Company will be subject to the discretion of management and/or determined by local legislation, country by country, as appropriate. The determination of participation by any particular employee or subsidiary is made by the Company in its discretion. An employee who is eligible for another Company sales or annual incentive award program generally is not eligible to participate in the ICP, nor is an employee who begins employment in an ICP-eligible position on or after October 1 of the Program Year. In this document, an employee who meets these eligibility requirements is referred to as an “Eligible Employee.” “Participating Subsidiary” includes entities at least 80% of the voting equity is owned by Warner Bros. Discovery or one or more of its 100% owned direct or indirect subsidiaries.

The ICP is an annual cash bonus program that rewards Eligible Employees for their individual performance contribution through an individual performance multiplier and Company performance (for the entire Program Year, subject to the proration provisions set forth below. The target award opportunity is expressed as a percentage of base salary. The Company performance metrics may reflect Company-wide performance or a combination of overall Company performance and performance of a specific Company division or business unit. An Eligible Employee’s payout, if any, is based on the applicable qualitative and/or quantitative Company performance measures and the individual performance multiplier. The calculated payout may be reduced if warranted by the employee’s individual performance or other individual factors (including non-compliance with Company policies).

The ICP begins on January 1 and ends on December 31 each year (the “Program Year”). The Company will comply with local legal requirements and any applicable contractual provisions in implementing these Terms and Conditions; if a legal or contractual provision conflicts with this document, the legal or contractual requirement will govern. The payout, if any, under the ICP will generally occur in the first quarter of the calendar year following the Program Year, but in no event later than the end of the calendar year following the Program Year.

TERMS AND CONDITIONS

1.Proration of Target or Payout: An Eligible Employee must be employed for the entire Program Year (i.e. from January 1 up to and including to December 31) to be eligible for a payout, unless one of the following exceptions applies to permit a prorated payout. The eligibility for and the amount of any payout will continue to be subject to the other terms and conditions of the ICP and the applicable Company performance measures and individual performance multiplier, unless otherwise stated below.
a.New Hires: An employee who is hired into a role that is ICP-eligible before October 1 of the Program Year, will be eligible for a prorated payout under the ICP based on the date of hire, subject to the terms and conditions of the ICP. An employee hired on or after October 1 of the Program Year, will not be eligible to participate in that Program Year’s ICP.
b.Part-Time Employees: An Eligible Employee who works part-time or less-than- full time or who is hired during the Program Year and who otherwise meets the eligibility requirements of the Program will be eligible for an ICP target that is based on the percentage of applicable salary, at the part-time level, during the Program Year.
c.Leave of Absence: An Eligible Employee who is in leave status for more than 180 consecutive days during the Program Year will be eligible for a prorated ICP payout, subject to the terms and conditions of the ICP. The proration calculation will be based on the number of days that the Eligible Employee was actively working (including leave for 180 consecutive days or less). An Eligible Employee who is in leave status for 180 consecutive days or less will not be subject to proration under this subsection. If an Eligible Employee has not actively worked the entire Program Year, the employee is not eligible for a payout under the ICP, subject to local laws.
d.Termination for Cause: If an Eligible Employee’s employment with the Company terminates prior to the date the ICP for the Program Year is actually paid out, for “Cause,” the Eligible Employee will not be eligible for any payout, prorated or otherwise. “Cause” shall mean under this paragraph: (i) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (ii) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to the Eligible Employee’s employment with the Company; (iii) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Business Conduct and Ethics; (iv) improper conduct substantially prejudicial to the Company’s business; (v) willful unauthorized disclosure or use of Company confidential information; (vi) material improper destruction of Company property; (vii) willful misconduct in connection with the performance of Executive's duties; and (vii) any other conduct that constitutes Cause under the Company’s policies and procedures or under applicable law.
e.Resignation: If an Eligible Employee resigns from their employment (and their employment ends) at any time in the Program Year, no payout prorated or otherwise shall be paid. For these purposes, unless an Eligible Employee who is working under a fixed term employment contract otherwise falls within one of the above exceptions set forth in these terms and conditions (as applied to a resignation), a termination at the end of a fixed-term assignment because of the natural expiration of the assignment shall be considered a resignation.

f.Disability, Retirement or Termination without Cause: If an Eligible Employee terminates before December 31 due to disability, retirement, or termination without cause, or to accept immediate employment with an “Affiliate,” the employee will be eligible for a prorated payout if the employee was an Eligible Employee for 180 cumulative days or more during the Program Year. The individual performance multiplier will not apply to these payouts. For clarity, in determining active employment any leave of absence up to 180 consecutive days will count towards the active employment period.
•“Disability” means termination from the Company due to the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
•“Retirement” means termination from the Company for any reason other than Cause at a point at which an Eligible Employee is at least age 55 and has been employed by the Company, or any of its subsidiaries for at least ten (10) years, where the Eligible Employee’s period of service is determined using the applicable Company policy in effect as of the date of termination, excluding any applicable severance period, or a successor policy chosen by the Administrator. Special treatment upon retirement shall be subject to local laws in those countries subject to any EU Directive on Discrimination. If an Eligible Employee’s employment is terminated by the Company without Cause, the employee will be eligible for a prorated payout if the Eligible Employee (a) was actively employed for 180 cumulative days or more during the Program Year, and (b) if applicable, meets any requirement to sign a release of claims under a Company-sponsored severance benefit plan or other applicable employment agreement or arrangement, provided that the arrangement does not exclude the payout of the ICP.
•An “Affiliate” is an entity in which the Company has an ownership interest of 50% or more but which is not considered a Participating Subsidiary under the ICP.
g.Performance Termination: If an Eligible Employee terminates before December 31 due to performance, the employee will not be eligible for a prorated payout.
•“Performance Termination” means termination from the Company for reasons related to your job performance, including but not limited to excessive absenteeism, or your failure to meet your Participating Employer’s performance expectations, including any applicable probationary period (even if extended).
h.Death: If an Eligible Employee terminates before December 31 due to death the employee will be eligible for a payout if the employee was an Eligible Employee during the Program Year. Payout will be issued at time of death, prorated for days of active employment, and will be calculated at target and will not factor in the Company performance measures or the individual performance multiplier.
i.Termination and Rehire During a Single Program Year: If an Eligible Employee’s employment is terminated by the Company without Cause and the Eligible Employee is rehired within the same Program Year, the employee will be eligible for a prorated payout for that Program Year provided that (i) the Eligible Employee has met any requirement to sign a release of claims associated with the termination, and (ii) the Eligible Employee was actively employed for 180 cumulative days or more during the Program Year, including service prior to the termination and after the rehire date.
j.Transfer into Role under Separate Bonus Plan: If an Eligible Employee moves into a role that is not ICP-eligible because the role is covered by another bonus plan (e.g., an advertising sales role), the employee will be eligible for a prorated payout for that Program Year based on the length of time that the Eligible Employee was in the ICP-eligible role.

2.No Additional Rights: The ICP shall not confer or be deemed to confer any right with respect to continuance of employment by the Company, nor interfere in any way with the right of the Company to terminate an employee from employment.

3.Discretionary Program: Unless contrary to the express and unequivocal terms of applicable law, regulations, or co-determination rights, and regardless of anything stated in this ICP or about this ICP, any ICP payout is strictly discretionary and conditional. All ICP payouts ultimately depend on favorable discretionary determinations by Company management, they are not earned unless and until paid, and they do not form a part of an employee’s regular base salary compensation. The operation or continuance of the ICP through a Program Year gives no right or expectation to any ICP payout, whether in same or similar form or at all, in any future Program Year. Company management also reserves the sole discretion to determine the design, applicable criteria and the actual payout percentages as it deems appropriate.

4.Profit Sharing: For those countries that legally require participation in profit sharing programs, an addendum to these guidelines will be published. It is acknowledged that, for all countries, any ICP payout is funded by two separate elements: a) corporate revenue and b) a share of profits.

5.Timing of Payout: If an Eligible Employee terminates employment with the Company before the scheduled payout date of the ICP and is eligible for a prorated payout, the timing of any payout, if legally allowable, will be determined under the normal course of the ICP and delivered on the scheduled payment date for other Eligible Employees who remain employed by the Company. If local laws or practices do not permit a delay of the payment until the scheduled payment date under the ICP, the Company at its sole discretion will determine the payment under the Program to be included in the pay for the last month of employment.

6.Administration: The Chief People & Culture Officer, or their designee, as assigned by the Company (“Administrator”) has the full power and authority to construe, interpret and administer the ICP and the determinations of the Administrator are final, conclusive and binding on all persons unless any such determination is otherwise expressly and unequivocally prohibited by local laws and regulations of co determination rights. For participants employed in the United States, the ICP shall be construed, administered and governed under the laws of the State of Maryland, without regard to its conflict of law rules.

7.Amendment, Modification, and Termination: The Company reserves the right to amend, modify or terminate the ICP at any time in its sole discretion and will implement those changes respecting the terms and conditions of local laws, works agreements or codetermination rights that expressly and unequivocally conflict, in whole or in part, with any such action or decision. The ICP will be implemented subject to and in accordance with local laws and regulations, which may require certain actions in particular circumstances.

8.Clawback Policy: Notwithstanding any other provisions in this ICP, any ICP payout hereunder shall be subject to recovery or clawback by the Company under the Warner Bros. Discovery Inc. Clawback Policy or any other clawback policy adopted by the Company in accordance with applicable law, as such Policy(ies) may be amended or superseded from time to time.